EXHIBIT 10

PAYMENT AND GUARANTEE AGREEMENT

THIS PAYMENT AND GUARANTEE AGREEMENT (the “Guarantee”), dated as of November 21, 2006, is executed and delivered by Banco Santander Central Hispano, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (the “Guarantor”), and will be executed and accepted by the Issuer (as defined below), as issuer of the Series 4 Preferred Securities (as defined below) and each Registrar and Paying Agent (as defined below) for the benefit of the Holders (as defined below).

WHEREAS, the Guarantor desires to cause the Issuer to issue the Series 4 Preferred Securities and the Guarantor desires to issue this Guarantee for the benefit of the Holders, as provided herein; and

WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase of Series 4 Preferred Securities and the Guarantee by each Holder, which the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of the Holders.

ARTICLE 1

As used in this Guarantee, the following terms shall, unless the context otherwise requires, have the following meanings:

“Bank Shares” means the ordinary shares of the Guarantor.

“Distributable Profits” means, for any fiscal year, the reported net profit (calculated in compliance with the regulations of the Bank of Spain) of the Guarantor, determined after tax and extraordinary items for such year, as derived from the non-consolidated audited profit and loss account of the Guarantor, irrespective of whether shareholders’ meeting approval is still pending, prepared in accordance with generally applicable accounting standards in Spain and Bank of Spain requirements and guidelines, each as in effect at the time of such preparation. In the event that on any Distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of the Guarantor as reported in the financial statements delivered to the Bank of Spain in respect of December 31st of the preceding fiscal year.

“Distributions” means the amount of accrued non-cumulative cash distributions payable per Series 4 Preferred Security in accordance with the terms thereof.

“Distribution Period” means the period from and including one Distribution payment date (or, in the case of the first Distribution Period, the issuance date) to but excluding the next Distribution payment date.

“Group” means the Guarantor together with its consolidated subsidiaries.

“Guarantee Payments” means (without duplication) (i) any accrued but unpaid Distributions for the most recent Distribution Period; (ii) the Redemption Price payable with respect to any Series 4 Preferred Securities redeemed by the Issuer thereof; and (iii) the Liquidation Distributions due on the Liquidation Date, in each case subject to the limitations contained in Section 2.01 hereof.

“Holder” shall mean any holder from time to time of any Series 4 Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of the Series 4 Preferred Securities have given any request, notice, consent or waiver hereunder, Holder shall not include the Guarantor or any Subsidiary (as defined below) of the Guarantor (including the Issuer).

“Issuer” shall mean Santander Finance Preferred, S.A. Unipersonal, a sociedad anónima incorporated under the laws of the Kingdom of Spain.

“Liquidation Date” shall mean the date of final distribution of the assets of the Issuer in the case of a winding up of the Issuer (whether voluntary or involuntary).

“Liquidation Distributions” means, with respect to each of the Series 4 Preferred Securities, the liquidation preference per share as provided by the terms thereof, plus accrued and unpaid Distributions to the Liquidation Date.

“Preferred Securities” means (as the case may be) any preferred securities (participaciones preferentes) issued under Spanish Law 13/1985, or other securities or instruments equivalent to preferred securities issued by the Issuer, or by any other subsidiary of the Guarantor, which are entitled to the benefit of a guarantee ranking pari passu with the Guarantor’s obligations under this Guarantee, or any such securities or instruments issued by the Guarantor and ranking pari passu with the Guarantor’s obligations under this Guarantee.

“Redemption Price” shall mean with respect to each Series 4 Preferred Security the amount required under the terms thereof to be paid to a Holder upon the redemption of such Series 4 Preferred Security, including any accrued and unpaid Distributions to the redemption date.

“Registrar and Paying Agent” means The Bank of New York together with its successors and assigns.

“Series 4 Preferred Securities” means the 20,000,000 6.80% Non-Cumulative Guaranteed Series 4 Preferred Securities (par value $25.00 per security) of the Issuer, the Holders of which are entitled to the benefits of this Guarantee as evidenced by the execution of an acceptance in the form attached hereto.

“Subsidiary” of the Guarantor means any entity in which the majority of the voting stock  is owned directly or indirectly (through a Subsidiary) by the Guarantor.

ARTICLE 2

Section 2.01(a) Subject to the limitations contained in the following paragraphs of this Section 2.01, the Guarantor irrevocably and unconditionally agrees to pay in full to the Holders, the Guarantee Payments (except to the extent paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert.  This Guarantee is continuing, irrevocable, unconditional and absolute.

(b)    Notwithstanding Section 2.01(a), the Guarantor shall not be obligated to make any Guarantee Payment in respect of Distributions (including accrued and unpaid Distributions relating to the Redemption Price or Liquidation Distributions) on any Series 4 Preferred Securities if the aggregate of such Distribution, together with (a) any other distributions previously paid during the then-current fiscal year (defined as the accounting year of the Guarantor) and (b) any distributions proposed to be paid during the then-current Distribution Period, in each case on or in respect of Preferred Securities (including the Series 4 Preferred Securities) would exceed the Distributable Profits of the immediately preceding fiscal year.  Moreover, even if Distributable Profits are sufficient, the Guarantor shall not be obligated to make any payments hereunder to the extent that, in accordance with applicable Spanish banking regulations relating to capital adequacy requirements affecting financial institutions which fail to meet their required capital ratios on a parent company only or on a consolidated basis, the Guarantor would be prevented at such time from making payments on its ordinary shares or on Preferred Securities issued by the Guarantor.

(c)    Notwithstanding Section 2.01(a), if, at the time that any Liquidation Distributions are to be paid pursuant to this Guarantee in respect of each of the

Series 4 Preferred Securities, proceedings are pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding up of the Guarantor or for a reduction in the Guarantor’s shareholders’ equity pursuant to Article 169 of the Spanish Corporations Law (Ley de Sociedades Anonimas), then payments for such Liquidation Distributions and any liquidation distributions payable with respect to all other Preferred Securities, shall not exceed the liquidation distributions that would have been payable from the assets of the Guarantor (after payment in full in accordance with Spanish law of all creditors of the Guarantor, including holders of its subordinated debt, but excluding holders of any guarantee or other contractual right expressly ranking equally with or junior to this Guarantee) had all the Preferred Securities been issued by the Guarantor and ranked (i) junior to all liabilities of the Guarantor, (ii) pari passu with the most senior Preferred Securities which could have been issued by the Guarantor (if any) and (iii) senior to the Bank Shares. In the event of any such liquidation or winding-up of the Guarantor or a reduction in its shareholders’ equity pursuant to Article 169 of the Spanish Corporations Law, the Guarantor will exercise its voting rights in order to wind-up the Issuer, subject to the prior consent of the Bank of Spain.  In any such case, holders of Series 4 Preferred Securities right to receive liquidation distributions will be limited as described above.

(d)    If the payments described in Section 2.01(a) are not payable in full due to the limitations referred to in Section 2.01(b) or (c), such amounts shall be made pro rata among the holders of Preferred Securities in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

Section 2.02.  The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 2.03.  The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the occurrence from time to time of any of the following:

(a)    the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Series 4 Preferred Securities to be performed or observed by the Issuer;

(b)    the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distributions or any other sums payable under the terms of the Series 4 Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, such Series 4 Preferred Securities;

(c)     any failure, omission, delay or lack of diligence on the part of Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series 4 Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d)     the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e)     any invalidity of, or defect or deficiency in, the Series 4 Preferred Securities; or

(f)      the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 2.04.  This is a guarantee of payment and not of collection.  A Holder may enforce this Guarantee directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor.  Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders’ right at the Holders’ option to proceed against the Issuer, whether by separate action or by joinder.  The Guarantor agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor under this Guarantee.

Section 2.05.  The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee and shall have the right to waive payment of any amount of Distributions in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee.  If any amount on the Series 4 Preferred Securities is paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay such amount to the Holders.

Section 2.06.  Subject to applicable law and regulations and the requirements of any stock exchange on which the Series 4 Preferred Securities may at the time be listed, the Guarantor, at its sole option, shall be entitled to purchase Series 4 Preferred Securities from any Holder, as a whole but not in part, to the extent that the Issuer may purchase any Series 4 Preferred Securities.

Section 2.07.  The Guarantor acknowledges that its obligations hereunder are several and independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive of Section 2.03 hereof.

Section 2.08.  The Guarantor represents and warrants that, subject to applicable laws, its obligations hereunder rank and will at all times rank (a) junior to all liabilities of the Guarantor, including subordinated liabilities (other than any guarantee or contractual right expressed to rank equally with or junior to this Guarantee), (b) pari passu with the most senior Preferred Securities  which could have been issued by the Guarantor, if any, and any obligations of the Guarantor under any guarantee issued by it relating to any Preferred Securities issued by any subsidiary and (c) senior to the Bank Shares.

Each Holder by its acquisition of Series 4 Preferred Securities will be deemed to waive all other priorities that Spanish law or regulations may confer at any time including those arising under articles 92 and 158 of Law 22/2003 of 9 July 2003 (Ley Concursal), if any.

ARTICLE 3

Section 3.01.  The Guarantor agrees not to issue any preferred securities or other securities equivalent to preferred securities ranking senior to its obligations hereunder and agrees not to guarantee payments on preferred securities of any Subsidiary of the Guarantor if that guarantee would rank senior to this Guarantee (including, without limitation, any guarantee that would provide a priority of payment with respect to Distributable Profits) unless this Guarantee is amended to give the Holders of Series 4 Preferred Securities such rights and entitlements as are contained in or attached to such preferred securities or securities equivalent to preferred securities or such other guarantee, so that this Guarantee ranks equally with, and contains substantially equivalent rights of priority on payment of Distributable Profits if any, as such preferred securities or securities equivalent to preferred securities or other guarantee.

Section 3.02.  The Guarantor agrees that if any amount required to be paid pursuant to this Guarantee in respect of a Distribution payable during the most recent Distribution Period has not been paid, whether by reason of the limitations of Section 2.01(b) hereof or otherwise, then (i) no dividends (other than in the form of the Bank Shares or other shares of the Guarantor ranking junior to obligations of the Guarantor under this Guarantee) will be declared or paid or set apart for payment, or (ii) other distribution made, upon the Bank Shares or any other shares of the Guarantor ranking junior to the obligations of the Guarantor under this Guarantee, and (iii) the Guarantor will not redeem, repurchase or otherwise acquire for any consideration (including any amounts to be paid or made available for a sinking fund for redemption of any Bank Shares), Bank Shares or any other shares of the Guarantor ranking junior to the obligations of the Guarantor under this Guarantee (except by conversion into or exchange for shares of the Guarantor ranking junior to the obligations of the Guarantor under this Guarantee), until such time as either the Issuer or the Guarantor, pursuant to this Guarantee, shall have resumed the payment of, or set aside payment with respect to, full Distributions on the Series 4 Preferred Securities for four consecutive Distribution Periods.

Section 3.03.  The Guarantor further agrees to maintain ownership of 100% of the ordinary shares of the Issuer, directly or indirectly, as long as any Series 4 Preferred Securities are outstanding and not to permit or take any action to cause the liquidation, dissolution or winding-up of the Issuer except in the event of the liquidation, dissolution or winding-up of the Bank or of a reduction in the Bank’s shareholders’ equity pursuant to Article 169 of the Spanish Corporations Act (Ley de Sociedades Anónimas).

ARTICLE 4

This Guarantee shall terminate and be of no further force and effect upon payment in full of the Redemption Price of all outstanding Series 4 Preferred Securities, upon purchase and cancellation of all Series 4 Preferred Securities, or upon payment of the Liquidation Distributions and liquidation of the issuer; provided, however, that this Guarantee shall continue to be effective or shall be reinstated (as the case may be) if at any time a Holder of a Series 4 Preferred Securities is required to restore payment of any sums paid on such Series 4 Preferred Securities or under this Guarantee.

ARTICLE 5

Section 5.01.  All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders.  The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than two-thirds in liquidation preference of the outstanding Series 4 Preferred Securities or by resolution adopted at a special general meeting of holders (Junta General Especial de Partícipes) and approved by Holders of at least two-thirds of the liquidation preference of the outstanding Series 4 Preferred Securities; provided, however, that the foregoing shall not preclude the Guarantor from merging or consolidating with, or transferring or otherwise assigning all or substantially all of its assets to, a banking organization or any other entity permitted by applicable laws without obtaining any approval of such holders.

Section 5.02.  Except for those changes (a) required by Section 3.01 hereof, (b) which do not adversely affect the rights of Holders or (c) necessary or desirable to give effect to any one or more transactions referred to in the proviso to Section 5.01 (in any of which cases no vote will be required), this Guarantee shall be changed only by agreement in writing signed by the Guarantor with the prior approval of the Holders of not less than two-thirds in liquidation preference of the Series 4 Preferred Securities, or by a resolution adopted at a special general meeting of holders (Junta General Especial de Partícipes) and approved by Holders of not less than two-thirds in liquidation preference of the outstanding Series 4 Preferred Securities.

Section 5.03.  Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor or by telex or facsimile transmission (confirmed by mail) addressed to the Guarantor, as follows (and if so given, shall be deemed given upon receipt of an answer back, if sent by telex, or upon mailing of confirmation, if given by facsimile transmission):

Banco Santander Central Hispano, S.A.
Ciudad Grupo Santander
Avenida de Cantabria
28660 Boadilla del Monte
Madrid, Spain
Facsimile: +34 91-257-14-73

Attention:  Emisiones Corporativas

The address of the Guarantor may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Guarantor to the Registrar and Paying Agent.

Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to holders of the Preferred Securities.

Section 5.04.  This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Series 4 Preferred Securities.  The Issuer may include on the share certificates representing Series 4 Preferred Securities a legend in substantially the following form:

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS, AND IS SUBJECT TO THE LIMITATIONS, OF THE PAYMENT AND GUARANTEE AGREEMENT, DATED AS OF NOVEMBER 21, 2006, EXECUTED AND DELIVERED BY BANCO SANTANDER CENTRAL HISPANO, S.A. FOR THE BENEFIT OF HOLDERS FROM TIME TO TIME OF THIS SECURITY.  COPIES OF THE PAYMENT AND GUARANTEE AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

Section 5.05.  The Guarantor will furnish any Holder, upon request of such Holder, with a copy of its annual report, and any interim reports, made generally available by the Guarantor to holders of the Bank Shares.

Section 5.06.  This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York except for matters related to the ranking of this Guarantee, which shall be governed by Spanish Law.

Section 5.07.  The Guarantor agrees that any legal suit, action or proceeding brought by any Holder arising out of or based upon this Guarantee may be instituted in any state or federal court in the City and State of New York, and waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non exclusive jurisdiction of such courts in any such suit, action or proceeding.  The Guarantor has appointed its New York Branch, located at 45 East 53rd Street, New York, New York 10022, as its authorized agent (the “Authorized Agent”) upon which process may be served in any action based on this Guarantee that may be instituted in any state or federal court in the City and State of New York by any Holder, and expressly accepts the jurisdiction of any such court, but only in respect of claims arising out of or based upon this Guarantee.  The Guarantor represents and warrants that its New York Branch has agreed to act as said agent for service of process and agrees to take any and all action, including the filing of any and all documentation and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  If said agent shall cease to act in such capacity, the Guarantor will appoint without delay another such agent.  Notwithstanding the foregoing, any action based on this Guarantee may be instituted by any Holder in any competent court in Spain.

THIS GUARANTEE is executed as of the day and year first above written.

BANCO SANTANDER CENTRAL HISPANO, S.A.

By:	/s/ Antonio Torío Martín
	Name:	Antonio Torío Martín
	Title:	Authorized Signatory

The undersigned hereby agrees that the Series 4 Preferred Securities are entitled to the benefits of this Payment and Guarantee Agreement dated as of November 21, 2006.

SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL (Issuer)

By:	/s/ Antonio Torío Martín
	Name:	Antonio Torío Martín
	Title:	Director

Dated as of:  November 21, 2006

The undersigned hereby agrees to act as Transfer Agent, Registrar and Paying Agent with respect to the Series 4 Preferred Securities and is not otherwise a party to the Payment and Guarantee Agreement and shall have no duties other than those of Registrar and Paying Agent with respect to the Series 4 Preferred Securities.

THE BANK OF NEW YORK Registrar and Paying Agent

By:	/s/ Emma Wilkes
	Name:	Emma Wilkes
	Title:	Vice President

This acceptance may be executed in counterparts